NOTICE OF

                                     ANNUAL

                                     MEETING

                                       AND

                                      PROXY
                                    STATEMENT
                                   -----------

                                 ANNUAL MEETING

                                       OF

                                  SHAREHOLDERS

                                 April 23, 1997
                                   ----------



                                       AMP




                                AMP Incorporated
                            Harrisburg, Pennsylvania


      AMP Incorporated
      Harrisburg, PA  17105-3608

AMP

      Executive Offices


                                   March 14, 1997
Dear Shareholder:

     You are invited to attend the AMP Incorporated 1997 Annual Meeting of Shareholders. This year the Annual Meeting will be held at the AMP Incorporated Global Executive Leadership Center, 411 South Fortieth Street, Harrisburg, Pennsylvania, on Wednesday, April 23, 1997, at 10:30 a.m., local time.

     If you plan to attend the Annual Meeting, please mark the appropriate box in the lower right-hand corner of the enclosed proxy so that an admission card may be sent to you in advance. Only shareholders bearing an admission card will be permitted admittance to the Annual Meeting, and the number of admission cards issued will be limited to the seating capacity of the Global Executive Leadership Center. If your shares are not registered in your own name, please advise the shareholder of record (e.g., your bank or broker) that you wish to attend the Annual Meeting and they will request an admission card for you.

     Please carefully read the descriptions included in the Proxy Statement before completing, signing and returning the accompanying proxy in the postage paid envelope provided for that purpose.

     Thank you for your prompt attention to these important matters.

                                         Very truly yours,

                                         /s/ J. E. Marley

                                         JAMES E. MARLEY
                                         Chairman


                                AMP Incorporated
                                  P.O. Box 3608
                       Harrisburg, Pennsylvania 17105-3608

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 April 23, 1997

To the Shareholders of
   AMP Incorporated:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of AMP Incorporated will be held at the AMP Incorporated Global Executive Leadership Center, 411 South Fortieth Street, Harrisburg, Pennsylvania, on Wednesday, April 23, 1997, at 10:30 a.m., local time, for the purpose of considering and acting upon the following:

1. The election of a Board of Directors, twelve in number, to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Such other matters that may properly come before the meeting and any adjournments thereof.

     The Board of Directors has fixed the close of business on March 4, 1997 as the record date for the determination of shareholders entitled to notice of and to vote at said meeting and any adjournments thereof.

                              By order of the Board of Directors

                                      /s/   D. F. Henschel

                                      David F. Henschel,
                                      Corporate Secretary

Dated: March 14, 1997.

                                AMP INCORPORATED
                                PROXY STATEMENT
                                ----------------

                                     VOTING

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AMP Incorporated (the "Corporation"). Such proxies will be voted at the Annual Meeting of Shareholders of the Corporation to be held on Wednesday, April 23, 1997, and any adjournments or postponements thereof, at the time and place and for the purposes set forth in the accompanying Notice of Meeting dated March 14, 1997. The address of the Corporation's principal executive offices is P.O. Box 3608, Harrisburg, Pennsylvania 17105-3608. The approximate date on which this Proxy Statement and the enclosed form of proxy are first sent or given to shareholders is March 14, 1997. Shareholders of record at the close of business on March 4, 1997 are entitled to notice of and to vote at said meeting and any adjournments or postponements thereof, each share being entitled to one vote. On March 4, 1997 the Corporation had 219,613,121 outstanding shares of Common Stock, no par value (excluding shares held in the treasury of the Corporation, all of which are issued but not outstanding and are not entitled to vote), which constitutes the only class of voting securities of the Corporation. A majority of the shares entitled to vote and either present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting.

     Under Pennsylvania law and the Corporation's Articles of Incorporation and Bylaws, each nominee for election as a director shall be elected if he or she receives the affirmative vote of a majority of the votes cast by shareholders entitled to vote and either present in person or represented by proxy at the Annual Meeting. Votes may be cast in favor of or withheld from the nominees. Shareholders are not entitled to cumulative voting in the election of directors. Abstentions and broker non-votes (i.e., the inability of a broker or other nominee holding shares for a beneficial owner to vote on behalf of such beneficial owner on a particular non-routine matter because such broker or nominee is not permitted, without receiving instructions from the beneficial owner, to vote such owner's shares on that matter, notwithstanding that the broker or nominee has discretionary authority on another routine, non-controversial matter and has voted on such matter on behalf of the beneficial owner) will be counted in determining whether a quorum has been reached but will be excluded entirely from the vote and will have no effect thereon.

     Any proxy given pursuant to this solicitation may be revoked in writing by the person giving it at any time before it is exercised. Under the laws of the Commonwealth of Pennsylvania, attendance at the Annual Meeting by a shareholder who has given a proxy does not have the effect of revoking such proxy unless the shareholder files at any time prior to the voting of the proxy a written notice of revocation with the Corporate Secretary at the Corporation's principal executive offices set forth above or at the Annual Meeting, including but not limited to the timely filing of a duly executed proxy bearing a later date or the voting of the shares subject to this proxy by written ballot cast at the Annual Meeting. All shares represented by valid proxies received by the Board of Directors pursuant to this solicitation in time to be voted and not revoked will be voted. If the proxy indicates a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the direction made therein. Except as set forth above with respect to brokers, if no direction is made, the shares will be voted as to each proposal in accordance with the recommendations of your Board of Directors. The proxy of a shareholder who is a participant in the Corporation's Dividend Reinvestment Plan will also serve as an instruction to the agent of that plan to vote the shares held for the account of the participant in the same way as the shares represented by such proxy are voted. If a shareholder's proxy is not received, the shares held for his or her account in the Dividend Reinvestment Plan will not be voted.

     If a shareholder is a participant in the Corporation's Employee Savings and Thrift Plan, with a portion of his or her plan account invested in the plan's AMP Stock Fund on March 4, 1997, the Proxy card received by the shareholder will cover his or her pro-rata portion of the AMP Stock Fund's shares. The Proxy card must be returned or the shares will be voted by the plan's Trustee in its sole and absolute discretion. If a shareholder is a participant in the MERIT Plan of Benefits of M/A-COM, Inc., with a portion of his or her plan account invested in the plan's fund containing AMP Common Stock on March 4, 1997, the Proxy card received by the shareholder will cover his or her pro-rata portion of the AMP Stock Fund's shares. The Proxy card must be returned or the shares will be voted by the plan's Trustee in the proportion established by the directions received by the Trustee from all other participants in this plan. If a shareholder is a participant in the M/A-COM, Inc. Employee Stock Ownership Plan on March 4, 1997, the Proxy card received by the shareholder will cover his or her pro-rata portion of the Trust Fund's shares. The Proxy card must be returned or the shares will be voted by the plan's Trustees in the proportion established by the directions received by the Trustees from all other participants in this plan.

ITEM 1:

                             ELECTION OF DIRECTORS

     A Board of Directors, twelve in number, is to be elected at the meeting to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified. Unless otherwise instructed by the shareholder, it is the intention of the persons named in the proxy ("Proxy Committee") to vote such proxy for the election of the persons named in the following list, each of whom is now a member of the Board of Directors. Mr. Walter F. Raab, a director since 1975, having reached the mandatory age for retirement of directors, retired effective January 1, 1997. Joseph M. Magliochetti was elected a director of the Corporation at the July 24, 1996 meeting of the Board of Directors.

     The following information is supplied as to each person nominated for election as a director.

Nominee, Age and
Year First                      Principal Occupation and
Elected Director                  Business Experience
----------------                ------------------------
                   Retired Chairman of the Board and Chief Executive Officer of
                   Air Products and Chemicals, Inc., Allentown, Pennsylvania, a
                   supplier of industrial gases, chemicals, and related
                   equipment and technology. Mr. Baker has served as a director of Air Products and Chemicals, Inc. for more than the past
[portrait          five years and he is a former chief executive officer of
photograph         that company, having served in that capacity for more than
of Dexter          five years.  He also serves as a director of Eastman
F. Baker]          Chemical.
Dexter F. Baker
   Age 69
   1990<F3><F4>


[portrait          President of Harbor Point Associates, Inc., New York, New
photograph         York, a private investment and consulting firm.  Mr. DeNunzio
of Ralph           also serves as a director of Harris Corporation, Federal
D. DeNunzio]       Express Corporation, and NIKE, Inc.
Ralph D. DeNunzio
    Age 65
    1977<F3><F5>


                   President and Chief Executive Officer of Barbara Franklin
                   Enterprises, Washington, D.C., a private consulting and
                   investment firm since 1995.  Ms. Franklin is an
                   internationally recognized businesswoman and public servant, having served as the U.S. Secretary of Commerce in the Bush
                   Administration. In addition, she has been a director of the
                   American Institute of Certified Public Accountants, chaired
                   AICPA's audit committee, and received the John J. McCloy
[portrait          Award from the Public Oversight Board for excellence in
photograph         auditing.  She also serves as a director of Aetna, Inc.,
of Barbara         Cincinnati Milacron Inc., The Dow Chemical Company and
H. Franklin]       MedImmune, Inc.
Barbara Hackman Franklin
    Age 56
    1993<F2><F4>


                   Chairman of the Board of Hixon Properties Incorporated, San
                   Antonio, Texas, maintaining real estate holdings and other
[reference         investments.  Mr. Hixon has served as a director of Hixon
 Appendix]         Properties Incorporated for more than the past five years.
Joseph M. Hixon III
    Age 58
    1988<F2><F5>


[portrait          Chief Executive Officer and President of the Corporation.
photograph         Mr. Hudson has served as an officer of the Corporation for
of William         more than the past five years.  He also serves as a director
J. Hudson,         of Carpenter Technology Corporation and The Goodyear Tire &
Jr.]               Rubber Company.
William J. Hudson, Jr.
    Age 62
    1992<F1><F5>


                   President and a director of Dana Corporation, Toledo, Ohio, a manufacturer of automotive components and systems.
[portrait          Mr. Magliochetti has served as President of Dana Corporation
photograph         since 1995, prior to which he was President of Dana's North
of Joseph M.       American operations.  He was recently elected a director of
Magliochetti]      Dana Corporation.
Joseph M. Magliochetti
    Age 54
    1996<F2>


[portrait          Chairman of the Board of Directors of the Corporation.
photograph         Mr. Marley has served as an officer of the Corporation for
of James E.        more than the past five years.  He also serves as a director
Marley]            of Armstrong World Industries, Inc. and Harsco Corporation.
James E. Marley
    Age 61
    1986<F1><F5>


[portrait          Retired Chairman of the Board of Directors and  Chief
photograph         Executive Officer of the Corporation.  Mr. McInnes served as
of Harold          an officer of the Corporation for more than five years.  He
A. McInnes]        also serves as a director of PPG Industries, Inc.
Harold A. McInnes
    Age 69
    1981<F1><F4>


                   Chairman of the Board and Chief Executive Officer of
                   Tektronix, Inc., Wilsonville, Oregon, an electronic
                   equipment manufacturer. Mr. Meyer has served as Chairman of the Board and Chief Executive Officer and as a director of
[portrait          Tektronix for more than the past five years.
photograph         He also serves as a director of Esterline Technologies
of Jerome J.       Corporation, Portland General Corporation, and Standard
Meyer]             Insurance Company.
Jerome J. Meyer
    Age 59
    1996<F2>


                   President of Evergreen Ventures, Ltd., Cleveland, Ohio, a
                   family-owned investment company, since August 1995.  Mr.
                   Morley is the retired President, Chief Executive Officer and director of Reliance Electric Company, Cleveland, Ohio, a
[portrait          manufacturer of electrical, mechanical power transmission,
photograph         and telecommunications equipment and systems, having served
of John C.         in that capacity for more than five years.  He also serves
Morley]            as a director of Cleveland Cliffs, Inc., Ferro Corporation,
John C. Morley     and Lamson & Sessions, Inc.
    Age 65
    1991<F3><F5>


                   Retired President and Chief Executive Officer of Parker
                   Hannifin Corporation, Cleveland, Ohio, an international
                   manufacturer of hydraulic, pneumatic and electromechanical components.  Mr. Schloemer has served as a director of Parker
[portrait          Hannifin Corporation for more than the past five years and he
photograph         is a former president and chief executive officer of that
of Paul G.         company, having served in that capacity for more than five
Schloemer]         years. He also serves as a director of Esterline Technologies
                   Corporation and Rubbermaid Inc.
Paul G. Schloemer
    Age 68
   1991<F3><F4>


                   Chairman of the Advisory Council of IBM Japan, Ltd., a
                   manufacturer of computer systems located in Japan.  Mr.
                   Shiina served as a board member of IBM Japan, Ltd. from 1962 until his retirement as Chief Executive Officer in 1992,
[portrait          having served in the capacity as Chief Executive Officer CEO
photograph         for more than five years.  He also serves as a director of
of Takeo           Air Products and Chemicals, Inc. and as a member of the
Shiina]            European and the Asian Advisory Boards of Bankers Trust
Takeo Shiina       Company.
    Age 67
    1995<F2>
---------

<F1> Member of the Executive Committee of the Board.
<F2> Member of the Audit Committee of the Board.
<F3> Member of the Compensation and Management Development
     Committee of the Board.
<F4> Member of the Nominating and Governance Committee of the Board.
<F5> Member of the Finance Committee of the Board.

SECURITY OWNERSHIP OF DIRECTORS

     The Corporation's Corporate Governance guidelines encourage each member of the Board of Directors to hold the Corporation's Common Stock in an amount having a market value of at least two times the annual retainer fee. The following table identifies the total Common Stock ownership for each Nominee for director as of March 4, 1997.

                       Amount of Beneficial    Amount of Phantom    Total Beneficial
                            Ownership              Ownership       and Phantom Ownership
Name of Owner          (shares) <F1><F2>         (shares) <F3>           (shares)
--------------        ---------------------   -------------------  ---------------------
Dexter F. Baker              6,000 <F5>                3,814             9,814

Ralph D. DeNunzio            6,000 <F6>                3,097             9,097

Barbara H. Franklin          3,074 <F7>                1,541             4,615

Joseph M. Hixon III      1,654,135 <F8>                6,753         1,660,888

William J. Hudson, Jr      218,480 <F15><F16>         23,644<F4>       242,124

Joseph M. Magliochetti           0 <F9>                1,001             1,001

James E. Marley            174,839 <F10><F15><F16>    24,630<F4>       199,469

Harold A. McInnes           49,371                         0            49,371

Jerome J. Meyer              3,300 <F11>               1,606             4,960

John C. Morley               5,400 <F12>               5,112            10,512

Paul G. Schloemer            6,000 <F13>                   0             6,000

Takeo Shiina                 4,118 <F14>               1,838             5,956
------------

<F1> Each Director owns less than 1% of the Corporation's outstanding Common
     Stock.
<F2> Unless otherwise indicated, each Nominee for director possesses sole voting and dispositive power (beneficial ownership) with respect to the shares set forth opposite his or her name. Numbers shown in this column include options the director has the right to acquire as beneficial owner within 60 days after March 4, 1997.
<F3> Numbers shown in this column include phantom shares: (i) credited to outside directors under the Outside Directors Deferred Stock Accumulation Plan, as described on pages 8-9 of this Proxy Statement; and (ii) credited to outside and non-employee directors for compensation deferred at the election of the director, as described on page 13 of this Proxy Statement.
<F4> Designated executive officers of the Corporation may defer up to a specific percentage of their base salary and all officers are entitled to defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account under the Corporation's Deferred Compensation Plan, as described in footnote 9 to the Summary Compensation Table on page 9 of this Proxy Statement. Such phantom shares are reported in this number. This number also includes phantom shares of Common Stock credited to the designated executive officer in an amount equal to the dividend earned on Performance Restricted Shares, as described in footnote 2 to the Summary Compensation Table on page 12 and footnote 3 to the Security Ownership of Executive Officers Table on page 19 of this Proxy Statement.
<F5> Mr. Baker holds 2,000 of these shares of the Corporation's Common Stock in a charitable foundation in which he shares voting and dispositive powers. In addition to the options included in the number shown, he holds 2,000 options granted under the Corporation's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F6> Mr. DeNunzio also holds 2,000 options granted under the Corporation's Stock
     Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F7> Ms. Franklin also holds 2,000 options granted under the Corporation's Stock
     Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F8> Mr. Hixon holds 15,791 and 122,192 of these shares in two limited partnerships and shares voting and dispositive powers. In addition, Mr. Hixon has a 2% residual beneficial interest but no voting or dispositive powers in a trust that holds 7,392 shares of Common Stock of the Corporation. He also holds 2,000 options granted under the Corporation's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F9> Mr. Magliochetti holds 2,000 options granted under the Corporation's Stock
     Option Plan for Outside Directors that are not exercisable until on or after July 24, 1997.
<F10>In addition, 206 shares of Common Stock of the Corporation are owned by a member of the immediate family of the Nominee; Mr. Marley disclaims beneficial ownership of this stock. Additionally, 487 shares of Common Stock of the Corporation are owned by a member of the immediate family of Mr. Marley in a custodial account over which the Nominee has voting and dispositive powers; Mr. Marley disclaims beneficial ownership of this stock.
<F11>Mr. Meyer also holds 2,000 options granted under the Corporation's Stock
     Option Plan for Outside Directors that are not exerciseable until on or after July 1, 1997.
<F12>Mr. Morley also holds 2,000 options granted under the Corporation's Stock
     Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F13>Mr. Schloemer holds 1,400 of these shares of Common Stock of the
     Corporation in a family trust of which he is co-trustee with his wife and shares voting and dispositive powers. In addition, he holds 2,000 options granted under the Corporation's Stock Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F14>Mr. Shiina also holds 2,000 options granted under the Corporation's Stock
     Option Plan for Outside Directors that are not exercisable until on or after July 1, 1997.
<F15>A portion of the shares reported for Messrs. Hudson and Marley are
     Performance Restricted Shares granted under the Corporation's 1993 Long-Term Equity Incentive Plan. Further, a portion of the shares reported for Messrs. Hudson and Marley are held in the Corporation's Employee Savings and Thrift Plan.
<F16>Under the Corporation's former Bonus Plan (Stock Plus Cash), at December
     31, 1996 Messrs. Hudson and Marley also had 28,134, and 5,333 Stock Bonus Units, respectively. Some of the Stock Bonus Units held by Mr. Hudson will convert within 60 days after March 4, 1997 and are reported in this number. Under the current 1993 Long-Term Equity Incentive Plan, Mr. Hudson has 358,400 Stock Options and Mr. Marley has 272,500 Stock Options, some of which are exercisable within 60 days after March 4, 1997 and are reported in this number.

     Although the Board of Directors does not contemplate that any of the Nominees for director will be unable to serve, in the event a vacancy in the original slate of nominees is occasioned by death or other unexpected occurrence, (a) shares of stock represented by the proxies shall be voted for the election of such other nominee as may be designated by the Board of Directors, or (b) prior to the meeting, the Board of Directors will amend the Corporation's Bylaws in order to eliminate that office of director for which such nominee is unable to accept election, or (c) in the event that neither (a) nor (b) occurs, the Proxy Committee shall nominate other persons in their discretion and vote the proxies for the election of such persons as directors.


                             THE BOARD OF DIRECTORS

COMPENSATION

     A director who is not an employee of the Corporation is paid $26,000 per year for services as a director and also $1,000 for each day in attendance at a meeting of the Board. Additionally, a director is paid $1,000 for attendance at each meeting of any committee of the Board on which he or she serves. The chairperson of any such committee is paid an annual retainer of $2,500. An outside or non-employee director may also be paid $1,000 per day for special services or assignments requested by either the Chairman or the Chief Executive Officer and President of the Corporation. A director who is also an employee of the Corporation does not receive any director or committee fees. During 1996 the Board of Directors held seven meetings.

In 1996 total compensation earned by the directors was as follows:

                                        Total Director
                   Director              Compensation
              -------------------       --------------
            Dexter F. Baker...........  $ 41,500   <F1>
            Ralph D. DeNunzio.........    42,500
            Barbara H. Franklin.......    41,954
            Joseph M. Hixon III.......    40,000   <F1>
            William J. Hudson, Jr.....         0   <F2>
            Joseph M. Magliochetti....    14,833   <F1>
            James E. Marley...........         0   <F2>
            Harold A. McInnes.........   135,000   <F3>
            Jerome J. Meyer...........    34,833   <F1>
            John C. Morley............    41,250   <F1>
            Walter F. Raab............    36,000
            Paul G. Schloemer.........    37,000
            Takeo Shiina..............    36,000   <F1>
------------

<F1> This compensation includes amounts with respect to which the Director elected to defer receipt under the terms of the Corporation's deferred compensation plan for outside and non-employee directors, described below.
<F2> Messrs. Hudson and Marley were employees as well as directors of the
     Corporation, therefore did not receive any separate director or committee fees.
<F3> This compensation includes consulting fees paid to Mr. McInnes, a former
     Chairman of the Board and Chief Executive Officer of the Corporation, under a consulting agreement with the Corporation. Under the agreement Mr. McInnes is paid a monthly fee of $8,333 for services other than in his capacity as a director. The consulting agreement will expire on December 31, 1997.

     Outside and non-employee directors are permitted to defer receipt of all or a portion of the annual retainer and the meeting fees. The period of the deferral is within the discretion of each director, provided however that payment must be made or commenced no later than the earliest of the death of the director, a change in control and termination of the director's services, or the year following the year in which he or she reaches the age of 72. Deferred compensation may be allocated to either or both of the following investment options: i) an interest-bearing account with interest credited monthly based on 120% of the Long Term Applicable Federal Rate as published by the Internal Revenue Service and adjusted quarterly; and ii) a phantom AMP Common Stock account in which phantom dividends are reinvested in further phantom stock units. Allocations or changes in allocations can be made annually and apply prospectively to compensation earned in future years. Payments of deferred director compensation can be made in a lump sum or in up to ten annual installments.

     The Stock Option Plan for Outside Directors provides that the outside directors shall receive a grant of 2,000 stock options in the Corporation's Common Stock when they are first elected to the Board and in each July thereafter. Up to a maximum of 10 awards may be made to any one director and up to 300,000 shares may be awarded to all outside directors in the aggregate during the 10-year term of the plan. These options vest after 1 year and remain exercisable for 9 years.

BENEFIT PLANS

     The Corporation provides benefits to the directors, the amount of which varies dependent upon whether the director is presently or was ever employed by the Corporation. The Corporation provides Director and Officer Liability and Indemnification insurance coverage for all directors. Directors who are not presently and have never been employed by the Corporation (an "outside director"), are provided with life insurance coverage. Travel accident insurance coverage is provided to directors who are not currently employed by the Corporation.

     All directors are eligible to participate in the Corporation's Employee Gift Matching Program. Under this program, the Corporation will match qualifying charitable contributions made by directors to accredited public and private schools, colleges, universities and graduate schools in the United States. The maximum aggregate of a director's gifts to all institutions during a calendar year that will be matched is $5,000.

RETIREMENT

     Currently there are two plans that provide retirement-oriented deferred compensation for outside directors (as defined above), conditioned upon 5 years of service as a member of the Board. Outside directors elected to the Board on or after January 1, 1996 generally receive "retirement" compensation under the Outside Director Deferred Stock Accumulation Plan ("Accumulation Plan"). Outside directors who joined the Board prior to January 1, 1996 were provided a one-time election to continue participation in the retirement plan in place prior to adoption of the Accumulation Plan or convert to the Accumulation Plan.

     Under the Accumulation Plan, each outside director will receive 300 shares of phantom AMP Common Stock when first elected to the Board, and on the first day of each of the nine subsequent calendar years of Board service. The phantom share awards are credited to a deferred phantom stock account and have no voting rights. On each dividend payment date, phantom dividends corresponding to the number of accumulated phantom shares are credited to the phantom stock account and deemed to be invested in additional phantom shares.

     An outside director's deferred phantom stock account vests upon the earlier of the date the director has at least 5 years of service on the Board, the date of the director's death while serving on the Board, or the date of the director's 72nd birthday. If the director terminates Board service with less than 5 years of service (other than on account of death or attainment of age
72), the account is forfeited. The vested balance in the deferred phantom stock account is paid to the outside director in cash upon termination of Board service.

     Under the retirement plan in effect prior to adoption of the Accumulation Plan, an outside director who has either reached the normal retirement date (the end of the calendar year in which the director reaches age 72) or retired early due to disability, and who has served a minimum of five years on the Board, is eligible for an annual retirement benefit. The annual retirement benefit is equal to a percentage of the outside director's annual base retainer at the time of retirement, with the actual percentage being based on the outside director's years of service.

     In the event of a "change of control", the annual retirement benefit to which an outside director would be entitled based on his or her years of service at the date service to the Board ceases for any reason shall be fully vested and payable immediately, without regard to the outside director's then attained age.

     A "change of control" as that term is used in this Proxy Statement, unless otherwise indicated, would generally be deemed to have occurred if (a) any person or group directly or indirectly acquires beneficial ownership of 30% or more of the Corporation's issued and outstanding shares of Common Stock, or (b) there occurs a change in the Board such that the directors constituting the Board at a given point in time (the "Incumbent Board") and any subsequently elected directors (other than directors whose initial assumption of office is in connection with an election contest) who were approved by a vote of at least two-thirds of the directors still in office who either were directors on the Incumbent Board or whose assumption of office was previously so approved, no longer constitute a majority of the Board, or (c) a merger or consolidation of the Corporation or the issuance of voting securities of the Corporation in connection therewith, other than i) a merger or consolidation resulting in the voting securities of the Corporation continuing to represent at least 50% of the combined voting power of the voting securities of the surviving entity, or ii) a merger or consolidation effected to implement a recapitalization of the Corporation in which no person or group directly or indirectly acquires beneficial ownership of 30% or more of the Corporation's issued and outstanding shares of Common Stock, or (d) the shareholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement for the sale or disposition of all or substantially all of the assets of the Corporation, other than such a sale or disposition to an entity of which at least 70% of the combined voting power of the voting securities are held by shareholders in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

COMMITTEES AND MEETINGS

     The Board of Directors has five standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nominating and Governance Committee, the Finance Committee and the Executive Committee.

     The Audit Committee of the Board of Directors consults with the Corporation's management regarding selection of the independent public accountant; concurs in the appointment or dismissal of the Director, Internal Audit; holds periodic meetings with the Corporation's internal and independent auditors and financial officers as appropriate to monitor control of the Corporation's financial resources and audit functions; reviews the arrangements and related fees for and the scope of the independent auditor's examination; considers the audit findings and management response; reviews the independent public accountant's non-audit fees; reviews significant accounting issues, regulatory changes and accounting or reporting developments and the impact of such on the Corporation's financial statements; reviews the status of special investigations; reviews the financial statements; oversees the quarterly reporting process; discusses with the Corporation's management, the Director, Internal Audit and in-house legal counsel significant issues relating to litigation or compliance with environmental or governmental regulations; reviews the Corporation's electronic data processing procedures and controls; and reviews the Corporate Code of Conduct and Conflict of Interest policies and receives reports of disclosures of any deviations from these policies. During 1996 the Audit Committee held five meetings.

     The Compensation and Management Development Committee of the Board of Directors makes recommendations to the Board regarding successors to and the salaries of the Chairman and the Chief Executive Officer and President; conducts annual performance reviews of the Chairman and the Chief Executive Officer and President; reviews the salary budget for the executive officers as a group and salary recommendations made by the Chief Executive Officer and President for the named executive officers; makes recommendations to the Board regarding changes to the Corporation's incentive compensation plans, executive-only benefit plans and tax-qualified pension and thrift plans; and reviews participation in, establishes certain targets for and acts on awards under the Corporation's incentive compensation plans for management and key employees. During 1996 the Compensation and Management Development Committee held four meetings.

     The Nominating and Governance Committee of the Board of Directors establishes the criteria for selecting candidates for nomination to the Board; actively seeks candidates who meet those criteria, are highly qualified and have diverse backgrounds, including qualified female and minority candidates; makes recommendations to the Board of nominees to fill vacancies on, or as additions to, the Board; makes recommendations to the Board on changes in the size, composition and structure of the Board; makes recommendations to the Board on compensation and benefit programs for the Board; as appropriate, reviews the performance of the directors and reports its findings to the Chairman and, in its discretion, to the Board itself; and considers matters relating to corporate governance and makes decisions concerning those matters that should be recommended for action by the Board in executive session. The Nominating and Governance Committee will consider nominees for election to the Board that are recommended by shareholders provided that a complete description of the nominees' qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompany the recommendations. Such recommendations should be submitted in writing to the attention of the Chairman of the Corporation, and should not include self-nominations. During 1996 the Nominating and Governance Committee held two meetings.

     The newly established Finance Committee of the Board of Directors reviews and considers key financial objectives and measures in the AMP Global Strategic Plan, the periodic determination of the Corporation's cost of capital, and cash generation, cash balance and balance sheet objectives. The Committee also reviews strategic transactions valued in excess of $10 million; receives periodic reports on the portfolio of equity/venture capital investments; reviews and assesses the performance and results of acquisitions and the related finance and accounting practices; reviews management's recommendations regarding public stock issues and public and private debt issues; advises management and the Board on the Corporation's share repurchase strategies; periodically reviews the Corporation's dividend policy, dividend recommendations, stock split proposals and investor relations plans; reviews periodically the Corporation's risk management policies and practices (not including internal operating controls and financial reporting procedures relating to risk management policies and practices); reviews periodic reports from the Corporation's Pension Committee concerning the investment status, investment policy guidelines and accounting treatment of the Corporation's benefit plans involving funds held in trust or otherwise managed and invested on behalf of the participants in the benefit plans; reviews and approves the investment policy guidelines for the AMP Foundation's assets; and reviews the annual charitable giving by the AMP Foundation and the Corporation, and the policy guidelines governing such charitable giving. During 1996 the Finance Committee held one meeting.

     The Executive Committee of the Board of Directors has been delegated the authority to act on behalf of the Board with respect to any matter within the ordinary course of the business of the Corporation. The Committee typically acts on proposed capital expenditures and financial transactions that require immediate Board action at times that are not near to the regularly scheduled Board meetings. Certain matters, including those that under the Pennsylvania Business Corporation Law cannot be delegated by the Board, are specifically excluded from the authority of the Executive Committee. All actions taken by the Committee are reported at the next meeting of the Board for concurrence by the full Board. During 1996 the Executive Committee held one meeting and took action on two transactions either in a meeting of the Committee or by written consent in lieu of a meeting.

                                                         EXECUTIVE COMPENSATION

                                                        SUMMARY COMPENSATION TABLE

                                                   Annual Compensation            Long-Term Compensation
                                                -------------------------  ------------------------------------
                                                                                          Awards
                                                                           ------------------------------------
                                                             Other Annual    Restricted    Securities Underlying   All Other
  Name and principal                  Salary        Bonus    Compensation    Stock Awards      Options/SARs       Compensation
      position              Year       ($)           ($)         ($)             (#)               (#)                ($)
-----------------------  ---------  ----------     ---------  --------------  ------------   -------------------  -------------
        (a)                 (b)      (c)<F9>       (d)<F9>       (e)<F1>       (f)<F2>             (g)<F3>             (h)
-----------------------  ---------  ----------     ---------  --------------  ------------   -------------------  -------------

William J. Hudson, Jr.      1996      810,000             0       32,548       46,900             75,600            110,640<F4>
 Chief Executive Officer    1995      700,000       437,000       17,947       25,000             60,000            173,380
 and President, and a       1994      600,000       422,400       12,831         -               114,000             73,400
 Director

James E. Marley             1996      648,000             0       26,018       37,500             60,500             85,952<F5>
 Chairman                   1995      560,000       291,000       40,707       20,000             45,000             83,840
                            1994      500,000       311,000       53,746         -                83,000             52,350

Robert Ripp                 1996      375,000        46,875       24,157       15,800             25,500             67,000<F6>
 Vice President and Chief   1995      325,008       137,933       13,560        9,100             16,700             61,001
 Financial Officer          1994      123,128<F10>  150,000        8,042       24,000             40,000                0

Dennis Horowitz             1996      385,000             0      110,506       12,700             20,400             53,240<F7>
 Vice President             1995      350,000       142,982       95,380        9,100             16,700             52,400
                            1994      107,468<F11>  247,060       85,763       24,000             50,000                0

John E. Gurski              1996      350,004        46,200      225,067       14,700             23,800             40,000<F8>
 Vice President             1995      285,000       124,315      172,587        7,400             13,600             55,357
                            1994      235,000       119,780      295,916         -                22,800             20,800
--------------------

<F1> Unless otherwise indicated, no executive officer named in the Summary
     Compensation Table received personal benefits or perquisites in excess of the lesser of $50,000 or 10% of his total compensation reported in columns
     (c) and (d). Reported in this column is annual compensation related to: (i) the Cash Bonus paid under the Corporation's former Bonus Plan (Stock Plus
     Cash) to cover Federal income taxes as described in footnote (1) to the "Aggregated Option/SAR Exercises in 1996 and FY-End Option/SAR Values" table, pages 15-16, and fractional shares of the Bonus Plan Stock Bonus;
     (ii) reimbursement of relocation expenses and payments of estimated income taxes relating to reimbursement of relocation expenses to Messrs. Ripp and Horowitz in 1994, 1995 and 1996 and Mr. Gurski in 1994 and 1996; (iii) overseas allowances for Mr. Gurski in 1994 through 1996; and (iv) certain payments of estimated taxes relating to Mr. Gurski's assignment overseas in 1994 through 1996, including payments made in 1996 with regard to previous years' tax obligations and reimbursements or refunds received by the Corporation for tax payments made in previous years.
<F2> During 1996, 159,450 shares of restricted stock were granted by the
     Corporation, resulting in a total of 301,546 shares of restricted stock held at December 31, 1996. These shares had an aggregate value of $11,571,827 based upon a $38.375 per share closing price of the Corporation's Common Stock as reported on the New York Stock Exchange Composite Tape on December 31, 1996, and dividends are paid on 60,146 of these shares to the same extent as any other shares of the Corporation's Common Stock. The number of shares of restricted stock includes Performance Restricted Shares awarded under the Corporation's 1993 Long-Term Equity Incentive Plan, which vest in 3 years based on achievement of minimum average annual return on equity and average annual earnings growth objectives for the Corporation. Dividends earned on Performance Restricted Shares, of which 241,400 were held at December 31, 1996, are credited to the executive officer's account and are deemed to be invested in phantom shares of Common Stock. These phantom shares vest only when, and to the extent the associated Performance Restricted Shares vest. The restricted stock awards to Messrs. Ripp and Horowitz in 1994 were made in connection with commencing employment and vest upon the lapse of a period of continued employment.
<F3> Includes awards made pursuant to the Corporation's 1993 Long-Term Equity
     Incentive Plan as well as options awarded to Messrs. Ripp and Horowitz in connection with commencing employment in 1994. The Long-Term Equity Incentive Plan is described in footnote (1) to the "Option/SAR Grants in 1996" table on page 14 of this Proxy Statement.
<F4> Includes $3,600 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $15,840 as the company-matching contribution under the Deferred Compensation Plan; and $91,200 as the total premium paid by the Corporation in 1996 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Hudson and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Hudson equal to twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F5> Includes $3,600 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $11,952 as the company-matching contribution under the Deferred Compensation Plan; $4,800 as total director fees paid to Mr. Marley in 1996 by two wholly-owned subsidiaries of the Corporation; and $65,600 as the total premium paid by the Corporation in 1996 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Marley and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Marley equal to twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F6> Includes $3,600 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $5,400 as the company-matching contribution under the Deferred Compensation Plan; $4,800 as total director fees paid to Mr. Ripp in 1996 by two wholly-owned subsidiaries of the Corporation; and $53,200 as the total premium paid by the Corporation in 1996 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Ripp and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Ripp equal to at least twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F7> Includes $3,600 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $5,640 as the company-matching contribution under the Deferred Compensation Plan; and $44,000 as the total premium paid by the Corporation in 1996 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Horowitz and the full dollar value of the remainder of the premium. The split- dollar insurance plan provides life insurance coverage for Mr. Horowitz equal to at least twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F8> Includes $3,600 as the company-matching contribution under the Employee
     Savings and Thrift Plan; $4,800 as the company-matching contribution under the Deferred Compensation Plan; and $31,600 as the total premium paid by the Corporation in 1996 under a split-dollar insurance plan, including both the portion of the premium that is attributable to term life insurance coverage for Mr. Gurski and the full dollar value of the remainder of the premium. The split-dollar insurance plan provides life insurance coverage for Mr. Gurski equal to at least twice his base salary (in lieu of the coverage available under the Corporation's group-term life insurance plan), and a substantial portion of the value of the advances made to pay the premium as shown in this table will be repaid to the Corporation from policy proceeds.
<F9> Under the Deferred Compensation Plan, designated executive officers are permitted to defer receipt of up to a specified percentage of their annual base salary and all officers of the Corporation are entitled to defer receipt of all or a portion of their annual cash bonus. The period of deferral is within the discretion of the executive, but is generally until the year following termination of employment. During the period of deferral, the deferred compensation may be allocated or reallocated by the executive between and among the following investment options: i) an interest-bearing account with interest credited monthly based on 120% of the Mid-Term Applicable Federal Rate as published by the Internal Revenue Service, adjusted monthly and ii) a phantom AMP Common Stock Account in which the phantom dividends are reinvested in the phantom stock units. Payments of the deferred compensation can be made at the executive's election in either a lump sum or up to ten annual installments. Amounts of salary or bonus attributable to 1995 and 1996, the receipt of which has been deferred under this plan, are nevertheless included in columns (c) and
     (d), as appropriate, of the Summary Compensation Table.
<F10>Mr. Ripp's employment with the Corporation commenced on August 1, 1994.
<F11>Mr. Horowitz's employment with the Corporation commenced on September 12,
     1994.


Option/SAR Grants in 1996

                                                                                                    Potential Realizable Value at
                                                                                                      Assumed Annual Rates of
                                                                                                    Stock Price Appreciation for
                                   Individual Grants                                                       Option Term<F3>
                         -------------------------------------------------------------------------  -----------------------------
                                     Number of
                                     Securities    % of Total
                                     Underlying   Options/SARs   Exercise                 Market
                                     Options/SARs  Granted to    or Base                 Price at
                                     Granted<F1>  Employees in    Price    Expiration     Grant       0%       5%         10%
        Name               Date         (#)           1996      ($/share)   Date<F2>    ($/share)    ($)      ($)         ($)
-----------------------  ---------  ------------  ------------  ---------- -----------  ----------  -----  ----------  ----------
William J. Hudson, Jr. .. 7/23/96       75,600        4.16        36.625    7/23/06       36.625    0       1,741,315   4,412,834
 Chief Executive
 Officer and President,
 and a Director

James E. Marley.......... 7/23/96       60,500        3.33        36.625    7/23/06       36.625    0       1,393,513   3,531,434
 Chairman

Robert Ripp.............. 7/23/96       25,500        1.40        36.625    7/23/06       36.625    0         587,348   1,488,456
 Vice President and
 Chief Financial Officer

Dennis Horowitz.......... 7/23/96       20,400        1.12        36.625    7/23/06       36.625    0         469,879   1,190,765
 Vice President

John E. Gurski........... 7/23/96       23,800        1.31        36.625    7/23/06       36.625    0         548,192   1,389,225
 Vice President
---------------

<F1> The Corporation's 1993 Long-Term Equity Incentive Plan ("1993 Plan") became effective on July 1, 1993 and is a long-term incentive compensation program that is based on stock price appreciation in the form of stock options (either incentive or non-qualified stock options) and infrequently, in the discretion of the Corporation, in the form of freestanding SARs payable in the Corporation's Common Stock or from time to time, in the Corporation's sole discretion, in cash. The 1993 Plan also provides for the award of performance-based restricted stock ("Performance Restricted Shares"). The 1993 Plan is administered by the Compensation and Management Development Committee of the Corporation's Board of Directors ("Committee"). Under the 1993 Plan, each employee designated by the Committee to participate is credited with stock options having an option price per share of Common Stock that is not less than 100% of the closing price of the Common Stock on the New York Stock Exchange Composite Tape on the award date, and/or stock bonus units (SARs) having a designated value per unit of not less than 95% of the average closing price of the Common Stock on the New York Stock Exchange Composite Tape for the 10 trading days immediately prior to the award date. No SAR awards were made under the 1993 Plan in 1996. Awards of restricted stock and stock options that were made to the named executive officers in 1996 are shown in columns (f) and (g), respectively, of the Summary Compensation Table, on page 11 of this Proxy Statement.

     With respect to stock options, all options granted in 1996 to the named executive officers will vest 3 years from the date of award and will expire 7 years after such vesting. They have an exercise price equal to 100% of the closing price of the Common Stock on the New York Stock Exchange on the award date.

     When SAR awards are made, bonus computations with respect to the stock bonus units are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units and are based on the increase in the market price of the Common Stock over the designated value, as established on the award date. The bonus typically paid in stock ("Stock Bonus") is the number of shares of Common Stock having an aggregate market value on the computation date equivalent to the one-third of the participant's bonus units multiplied by the increase in market price described above. A cash bonus ("Supplemental Cash Bonus") is also paid under the 1993 Plan in conjunction with Stock Bonuses. The Supplemental Cash Bonus is paid at the same time that payment of the Stock Bonus is made and is a percentage of the value of the Stock Bonus that is designated at the time of award and is no greater than that calculated to provide a payout sufficient to pay the anticipated United States Federal income tax at a maximum rate for the highest taxable bracket with respect to the aggregate of the Stock Bonus and the Supplemental Cash Bonus. Supplemental Cash Bonus awards are not included in this table when stock bonus unit
     (SAR) awards are made in the reported year and disclosed in this table.
<F2> The expiration date for stock options under the 1993 Plan is the date determined by the Committee at the time of the award of such options. When SARs are granted in the reported year and disclosed in this table, the 6th anniversary date is designated as the "expiration date" because computations of the Stock Bonus are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units granted in the award.
<F3> In 1996 the named executive officers received awards under the 1993 Plan entirely in either stock options or Performance Restricted Shares awards, and therefore assumed values contained in this table relate only to the options. These values are based on assumed appreciation rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the Corporation's stock price. The values are based on the difference between the exercise price and the exercise price as increased by the assumed annual appreciation rate over the 10-year term of the options, compounded annually, with said difference multiplied by the number of options granted as shown in the table.

Aggregated Option/SAR Exercises<F1> In 1996 and FY-End Option/SAR
Values

                                                           Number of Securities Underlying       Value of Unexercised
                                                             Unexercised Options/SARs on       In-The-Money Options/SARs
                            Shares Acquired      Value         December 31, 1996 (#)            on December 31, 1996 ($)
                              on Exercise       Realized   ------------------------------  -----------------------------------
       Name                       (#)            ($)<F2>    Exercisable/Unexercisable<F3>    Exercisable/Unexercisable<F3><F4>
-------------------------   ----------------  -----------  ------------------------------  -----------------------------------
William J. Hudson, Jr. ........  4,683          91,867          108,800 / 277,734                    884,000 / 721,541
 Chief Executive Officer
 and President, and a
 Director

James E. Marley................  1,536          52,032           84,000 / 193,833                    682,500 / 404,906
 Chairman

Robert Ripp....................    0              0                   0 /  82,200                          0 / 152,125
 Vice President and Chief
 Financial Officer

Dennis Horowitz................    0              0                   0 /  87,100                          0 / 170,075
 Vice President

John E. Gurski.................    956          42,032           22,000 /  62,400                    178,750 / 132,900
 Vice President
-----------------------

<F1> Exercises shown in this table relate to stock bonus units (SARs) granted under the Corporation's Bonus Plan (Stock Plus Cash) ("Bonus Plan"), which preceded the 1993 Plan, and to stock options awarded under the 1993 Plan. Computations of Stock Bonuses under the 1993 Plan will not commence until the 4th anniversary of the award date, thus, no computations (in other words, "exercises") were made in 1996.

     With respect to the stock bonus units granted under the Bonus Plan, the Bonus Plan was a long-term incentive compensation program that was based on stock price appreciation in the form of freestanding SARs payable in the Corporation's Common Stock or occasionally, in the discretion of the Corporation, in cash. Under the Bonus Plan, each employee designated by the Board of Directors to participate was credited with bonus units having a designated value per unit of not less than 95% of the closing price of the Common Stock on the New York Stock Exchange on the award date.

     Bonus computations are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units and are based on the greater of the increase in the market price of the Common Stock (a) over the designated value, as established on the award date, or (b) over an adjusted designated value. The adjusted designated value is 95% of an amount determined by discounting the market price of the Common Stock on the computation date by a percentage (not to exceed 7.5% per year) equal to one-half of the Corporation's compound average annual growth rate in earnings per share during the period between the award date and the computation date. The bonus typically paid in stock ("Bonus Plan Stock Bonus") is the number of shares of the Common Stock having an aggregate market value on the computation date equivalent to the amount computed as described above.

     A cash bonus ("Cash Bonus") is also paid under the Bonus Plan. For awards under the Bonus Plan that were made between January 27, 1988 and June 30, 1993, the Cash Bonus is an amount sufficient to pay the anticipated United States Federal income tax with respect to both the Bonus Plan Stock Bonus and the Cash Bonus as determined at the time of the distribution of the bonuses, not to exceed an amount that is 50% of the value of the Bonus Plan Stock Bonus. The amounts of the Cash Bonus paid in 1996 based on distributions made in that year are included in column (e), "Other Annual Compensation", of the Summary Compensation Table on page 11 of this Proxy Statement.

     In view of the foregoing, "exercises" for purposes of this table are deemed to be the Bonus Plan Stock Bonus computations that are made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units granted in an award under the Corporation's Bonus Plan, together with stock options under the 1993 Plan that were exercised during 1996. The stock options awarded under the 1993 Plan are described in footnote (1) of the table entitled "Options/SAR Grants in 1996" on page 14 of this Proxy Statement.
<F2> "Value Realized" includes the amount of appreciation realized upon exercise of stock options under the 1993 Plan, together with the Bonus Plan Stock Bonus paid under the Bonus Plan based on stock price appreciation. The figures reported in this column do not include the Cash Bonus as described in footnote (1) above.
<F3> The stock bonus units (SARs) awarded under the Bonus Plan and the stock bonus units (SARs) awarded under the 1993 Plan are not exercised by the participants, but are paid based on bonus computations made on the 4th through 6th anniversaries of the award date for one-third of each participant's bonus units.
<F4> These values relate only to stock options granted under the 1993 Plan, the
     Bonus Plan Stock Bonus described in footnote (1) above and the Stock Options and Stock Bonus awarded under the 1993 Plan as described in footnote (1) of the table entitled "Option/SAR Grants in 1996" on page 14 of this Proxy Statement. A Cash Bonus under the Bonus Plan and a Supplemental Cash Bonus under the 1993 Plan is also paid as previously described, but is not included in the values disclosed in this column. With respect to Bonus Plan Stock Bonuses, these values also have been calculated based on the designated values for the respective awards and without regard to adjusted designated values, as those terms are defined under the Bonus Plan and described in footnote (1) above.

RETIREMENT BENEFITS

     The Corporation maintains a pension plan ("Pension Plan") for its employees that is designed and administered to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"). The Pension Plan has been noncontributory since January 1, 1991. Prior to January 1, 1994 the Pension Plan was a career average defined benefit plan under which, for each year of covered service with the Corporation, an employee accrued a benefit equal to 1.67% of his or her current base earnings. The Pension Plan also included an alternative formula that updated pension benefits for prior service based on most-recent 3-year average base earnings rates. An employee received the greater of the benefit the employee had otherwise earned under the Pension Plan or the benefit calculated under the alternative formula based on most-recent average base earnings and years of credited service.

     Effective as of January 1, 1994 the Corporation amended the Pension Plan to provide benefits based on final average base earnings and total years of credited service at retirement. The final average base earnings is determined based on the average of the year-end annual earnings rates for the 3-consecutive year period that represents the employee's highest 3-year average during such employee's last 10 years of service. The benefit is calculated by adding (1) 1.0% of such final average base earnings, up to the then-current Social Security covered compensation level ($29,304 in 1997), multiplied by the employee's credited years of past service (not to exceed 35 years), (2) 1.5% of such final average base earnings in excess of the Social Security covered compensation level, multiplied by the employee's credited years of past service (not to exceed 35 years), and (3) 1.2% of such final average base earnings, multiplied by the number of the employee's credited years of past service in excess of 35 years. Credited years of past service are counted back to age 21 and one year of service for participants who joined the Pension Plan when first eligible, otherwise back to the date of actual enrollment in the Pension Plan. Employees who were age 60 or older as of January 1, 1994 will receive the higher of the benefit under the prior career average defined benefit approach or the benefit under the new final average base earnings method.

     Earnings used to calculate benefits under the Pension Plan are restricted to (a) annual base salary, including amounts deferred under the Corporation's Employee Savings and Thrift Plan, amounts applied to the employee portion of the welfare benefit plan premiums pursuant to a salary reduction agreement, and amounts credited to health care and dependent care flexible spending accounts pursuant to a salary reduction agreement and (b), for individuals paid on a commission basis, annual base salary (as described above) plus commissions, but commissions are included only to the extent that the sum of the annual base salary and commissions does not exceed a designated amount. Normal Retirement Date under the Pension Plan is defined as age 65, but there is no actuarial reduction of a participant's pension for early retirement between the ages of 60 and 65.

     The Pension Plan also provides for a special pension benefit formula that would be used to recalculate benefits in the event of a change in control of the Corporation. The special formula, which the Corporation plans to review and modify from time to time as the funding status of the Pension Plan warrants, is intended to ensure that excess Pension Plan assets at the time of a change in control are used to provide increased retirement benefits for covered employees. The special formula is similar in design to the final average earnings formula described above under the amended Pension Plan, with the 1%, 1.5% and 1.2% factors replaced by 1.25%, 1.75%, and 1.67%, respectively. For purposes of this provision of the Pension Plan, a "change in control" would be deemed to have occurred if (a) any person or group acquires beneficial ownership of 30% or more of the Corporation's issued and outstanding shares of Common Stock, or (b) there occurs a change in the Board such that the directors constituting the Board in the immediately preceding year ("Incumbent Board") and any subsequently elected directors who were recommended or approved by a majority of the Incumbent Board no longer constitute a majority of the Board.

     In accordance with Code requirements, the Pension Plan limits the maximum amount of annual compensation that may be taken into account under the Pension Plan ($160,000 in 1997) and the maximum annual employer provided benefit that can be paid under the Pension Plan ($125,000 in 1997). The Corporation maintains a supplemental employee retirement program ("SERP") pursuant to which certain employees whose retirement benefits otherwise payable under the Pension Plan are limited by these Code restrictions will receive payment of a supplemental pension from non-Pension Plan sources. The total benefit payable under both the Pension Plan and the SERP is calculated without regard to the Code limitations applicable to the Pension Plan using the same pension formula(s) applicable under the Pension Plan and using a 3-consecutive year average of both base earnings and annual cash bonus (whether paid or deferred). The total benefit thus calculated, reduced by the restricted benefit actually payable from the Pension Plan, is the benefit payable from the SERP.

     The following table shows the combined annual retirement benefit payable to the Corporation's executive officers named in the Summary Compensation Table under both the Pension Plan and the SERP, as amended effective January 1, 1994, upon normal retirement, based on the indicated amount of final average remuneration and number of credited years of service:

                                     PENSION PLAN TABLE <F3>

                                     Years of Service  <F2>
                    -----------------------------------------------------------
Remuneration<F1>        15        20        25        30       35        40
-----------------   --------- --------- --------- --------- --------- ---------

$  400,000.........    87,800   117,070   146,340   175,600   204,870   228,870

   450,000.........    99,050   132,070   165,090   198,100   231,120   258,120

   500,000.........   110,300   147,070   183,840   220,600   257,370   287,370

   550,000.........   121,550   162,070   202,590   243,100   283,620   316,620

   600,000.........   132,800   177,070   221,340   265,600   309,870   345,870

   650,000.........   144,050   192,070   240,090   288,100   336,120   375,120

   700,000.........   155,300   207,070   258,840   310,600   362,370   404,370

   750,000.........   166,550   222,070   277,590   333,100   388,620   433,620

   800,000.........   177,800   237,070   296,340   355,600   414,870   462,870

   850,000.........   189,050   252,070   315,090   378,100   441,120   492,120

   900,000.........   200,300   267,070   333,840   400,600   467,370   521,370

   950,000.........   211,550   282,070   352,590   423,100   493,620   550,620

 1,000,000.........   222,800   297,070   371,340   445,600   519,870   579,870

 1,050,000.........   234,050   312,070   390,090   468,100   546,120   609,120

 1,100,000.........   245,300   327,070   408,840   490,600   572,370   638,370

 1,150,000.........   256,550   342,070   427,590   513,100   598,620   667,620

 1,200,000.........   267,800   357,070   446,340   535,600   624,870   696,870

 1,250,000.........   279,050   372,070   465,090   558,100   651,120   726,120

 1,300,000.........   290,300   387,070   483,840   580,600   677,370   755,370

 1,350,000.........   301,550   402,070   502,590   603,100   703,620   784,620

 1,400,000.........   312,800   417,070   521,340   625,600   729,870   813,870

---------------

<F1> The compensation covered by the combination of the Pension Plan and SERP includes the employee's final average earnings, as determined by the average of the 3-consecutive year period that represents the employee's highest base earnings during such employee's last 10 years of service, together with the average of the employee's annual cash bonus payments also earned in such 3-consecutive year period. In the case of the named executive officers, the annual base earnings considered in such a determination includes the amount of salary and bonus shown in columns (c) and (d) of the Summary Compensation Table on page 11 of this Proxy Statement.
<F2> The current estimated credited years of service for the named executive officers are as follows:  W. J. Hudson, Jr. - 31 years; J. E. Marley
     32.5 years; R. Ripp - 2.33 years; D. Horowitz - 2.25 years; and
     J. Gurski - 23.5 years. The estimated credited years of service for the named executive officers at the Normal Retirement Date are as follows:
     W. J. Hudson, Jr. - 33.42 years; J. E. Marley - 36.08 years; R. Ripp -
     11.92 years; D. Horowitz - 30.58 years (adjusted for credited years and earned retirement benefit at previous employer); and J. Gurski - 32.5 years.
<F3> The retirement benefit shown in the Pension Plan Table is a straight life annuity amount and is not subject to any reduction for Social Security or other offset amounts. However, as required by law, the form of payment for married employees under the Pension Plan and SERP is a 50% joint and survivor annuity, which is typically less than the straight life annuity amount.

SECURITY OWNERSHIP OF EXECUTIVE OFFICERS

     In order to further align the interests of the Corporation's executives with increasing the long-term value of the Corporation, in January 1995 the Corporation implemented Stock Ownership Guidelines for Senior Management ("Stock Guidelines"). The Stock Guidelines apply to approximately 130 executives presently participating in the Stock Option or SAR segment of the 1993 Long-Term Equity Incentive Plan. Affected executives are encouraged to directly own a minimum number of real or phantom shares of stock, the value of which is expressed as a multiple of the executive's annualized base salary. The multiplier ranges from 4 times salary for the Chairman and the CEO and President, to 1 time base salary for executives in less senior management positions. Executives are expected to comply with the Stock Guidelines within a 5-year period.

     The AMP equity security ownership as of March 4, 1997 by officers of the Corporation who were executive officers during 1996 is as follows:

                                             Amounts and Nature                              Amount of        Total Beneficial
                   Name and Address       of Beneficial Ownership  Beneficial Ownership  Phantom Ownership  and Phantom Ownership
Title of Class    of Beneficial Owner             (shares)        as a Percent of Class    (shares)<F3>           (shares)
--------------  ------------------------  ----------------------- ---------------------  -----------------  ---------------------

Common Stock....William J. Hudson, Jr.              218,480 <F1>    less than 1             23,644               242,124
                Harrisburg, Pennsylvania                    <F2>
                                                            <F4>

Common Stock....James E. Marley                     174,839 <F2>    less than 1             24,630               199,469
                Harrisburg, Pennsylvania                    <F4>

Common Stock....Robert Ripp                          50,900 <F4>    less than 1                716                51,616
                Harrisburg, Pennsylvania

Common Stock....Dennis Horowitz                      44,138 <F4>    less than 1                654                44,792
                Harrisburg, Pennsylvania

Common Stock....John E. Gurski                       54,083 <F1>    less than 1              7,866                61,949
                Harrisburg, Pennsylvania                    <F4>

Common Stock....all Executive Officers            2,927,950 <F1><F2><F4>  1.33             143,965             3,071,915
                (13 persons)
                and Directors as a Group

-----------------

<F1> Six executive officers have the right to acquire an undeterminable number of shares under the Corporation's Bonus Plan (Stock Plus Cash) within 60 days after March 4, 1997.
<F2> A portion of the shares reported for five executive officers are held in the Corporation's Employee Savings and Thrift Plan. Through further contributions to this plan, two of the five executive officers may acquire an undeterminable number of additional shares within 60 days after March 4, 1997.
<F3> Numbers in this column include phantom shares credited to executive officers under a deferred compensation plan and/or in association with dividend reinvestment of Performance Restricted Shares issued to designated officers. Pursuant to the deferred compensation plan, designated executive officers may defer receipt of all or a portion of their annual base salary and all officers of the Corporation may defer receipt of all or a portion of their annual cash bonus. Deferred compensation may be allocated to a phantom AMP Common Stock account, as described in footnote 9 to the Summary Compensation Table on page 13 of this Proxy Statement. Dividends earned on Performance Restricted Shares are credited to the executive officer's account and are deemed to be invested in phantom shares of Common Stock. These phantom shares vest only when, and to the extent the associated Performance Restricted Shares vest, as described in footnote 2 to the Summary Compensation Table on page 12 of this Proxy Statement.
<F4> In addition, a total of 928 shares are held by immediate family members of three executive officers; the executive officers disclaim beneficial ownership. Additionally, a director has a 2% residual beneficial interest, but no voting or dispositivie powers in a trust that holds 7,392 shares of Common Stock of the Corporation. Also, ten directors hold a total of 46,000 options, some of which are exercisable within 60 days after March 4, 1997 and are reported in this number, and thirteen executive officers hold a total of 1,275,400 options, some of which are exercisable within 60 days after March 4, 1997 and are reported in this number, and 59,669 Stock Bonus Units, some of which will convert within 60 days after March 4, 1997 and are reported in this number.

     PERFORMANCE GRAPH

     The following graph depicts the cumulative total shareholder return (assuming a $100 investment and dividend reinvestment) during the 5-year period from 1991 - 1996 for the Common Stock of the Corporation compared to the cumulative total return during the same period for the Standard & Poor's 500 Stock Index, and the peer group index devised by the Corporation for inclusion starting with the 1996 Proxy Statement ("Peer Group").

     In 1996 the Corporation modified the peer group for this graph to make it more representative of the Corporation's industries and thus more valid for comparison of performance. The Peer Group now contains the companies included in the Electrical Equipment industrial classification of Standard & Poor's, together with publicly-held competitors of the Corporation that are not included in such classification and were not included in the previous peer group.

Performance Graph

                                           CUMULATIVE TOTAL SHAREHOLDER RETURN
                                                          1991-96

             300  |
                  |                        Base Period                Indexes/Cumulative Returns
                  |    Company/Index Name     1991             1992     1993     1994     1995    1996
             275  |    ------------------  -----------        ------   ------   ------   ------  ------
                  |     AMP Incorporated       100            101.53   113.47   134.04   144.25  148.48
                  |     S&P 500                100            107.62   118.46   120.03   165.13  203.05
             250  |     Peer Group             100            101.44   112.28   116.83   154.72  197.90
                  |
             225  |
                  |
                  |
             200  |
                  |
TOTAL             |
SHAREHOLDER  175  |
RETURN<F2>        |
(DOLLARS)         |
             150  |
                  |
                  | AMP    _________
             125  | S&P 500   ..........
                  | PEER GROUP __.__ <F1>
             100  |___________________________________________________________
                    91         92         93         94         95         96
---------------------

<F1> The Peer Group includes the following companies:

     ADC Telecommunications Inc.     Honeywell Inc.
     Altron Inc.                     Hubbell Inc. - CL B
     Amphenol Corp.                  Methode Electronics - CL A
     Augat Inc.                      Molex Inc.
     Elexsys Intl. Inc.              Raychem Corp.
     Emerson Electric Co.            Robinson Nugent Inc.
     General Signal Corp.            Thomas & Betts Corp.
     Grainger (W W) Inc.             Westinghouse Electric Corp.

<F2> The Total Shareholder Return assumes a fixed investment of $100 in the AMP
     Common Stock or indicated index, and a reinvestment of dividends. The total return of each company included in the S&P 500 and Peer Group indexes has been weighted in accordance with the company's market capitalization as of the beginning of the year reported. The weighting was accomplished by: i) calculating the market capitalization for each company at the beginning of the respective calendar year based on the closing stock price and outstanding shares; ii) determining the percentage that each such market capitalization represents against the total of such market capitalizations for all companies included in the index; and iii) multiplying the percentage determined in ii) above by the total shareholder return of the company in question for the year being reported.

     THE COMPENSATION AND MANAGEMENT DEVELOPMENT COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation and Management Development Committee of the Board of Directors, among other responsibilities, has responsibility for the Corporation's executive compensation program. The Committee, which is composed entirely of outside directors, is chaired by Mr. Ralph D. DeNunzio, President, Harbor Point Associates, Inc. The other Committee members are Mr. Dexter F. Baker, Retired Chairman and CEO, Air Products and Chemicals, Inc.; Mr. John C. Morley, President of Evergreen Ventures, Ltd. and Retired President and CEO, Reliance Electric Company; and Mr. Paul G. Schloemer, Retired President and CEO, Parker Hannifin Corporation.

     Included within the Committee's executive compensation oversight charter are the review and approval of salary levels and salary increases for executive officers, annual Management Incentive Plan cash bonus awards for officers and other key executives, performance restricted stock and stock option awards under the 1993 Long-Term Equity Incentive Plan, and any special benefit programs affecting officers and key executives such as supplemental retirement plans, deferred compensation plans, change of control agreements and other plans. The Committee in appropriate cases makes recommendations to the Board of Directors on matters involving executive compensation.

     The overriding objectives of the Corporation's executive compensation program are to attract and retain qualified executive leadership and to reward performance that creates shareholder value. In furtherance of these objectives, the Corporation's executive compensation philosophy is (1) to deliver base salary compensation that is kept competitive with the executive's counterparts in the electrical/electronics industry and industry in general and (2) to provide short-, intermediate-, and long-term incentive compensation plans that supplement base salary and that correlate to the growth, success and profitability of the Corporation. These at-risk, performance-based incentive compensation plans, which directly align the interests of the Corporation's executives with its shareholders, form a significant portion of the total compensation opportunity for all officers and key executives.

     The Corporation annually reviews compensation surveys and other published compensation data covering comparably-sized companies in both the electrical/electronics industry and industry in general to assess whether its executive base salary ranges and total compensation opportunities remain competitive. Where they do not remain competitive, appropriate adjustments are made. In this process of comparing the Corporation's executive compensation levels and practices against those of other companies, the compensation levels and practices at the companies comprising the Peer Group Index in the Performance Graph on pages 20-21 of this Proxy Statement are reviewed separately, but due to the small sample size the Peer Group data alone is not used as the primary comparative benchmark. Rather, the comparative data relied upon by the Committee is drawn from a broader survey of comparably-sized companies in the electrical/electronic industry and industry in general, which survey includes 6 of the 16 Peer Group companies.

     The salaries, and any periodic increases thereof, of the Chairman and the CEO are determined by the Board of Directors of the Corporation based on recommendations made by the Committee. These officers in turn recommend the salary adjustments for the other executive officers, with the review and oversight of the Committee. The level of base salary compensation for officers and key executives is determined by both their scope of responsibility and the competitive salary ranges established by the survey process described above. Periodic increases in base salary are dependent on the individual's performance in his or her position for a given period, on the individual's competency, skill and experience, and on the growth of salary levels both inside and outside the Corporation.

     The AMP Management Incentive Plan provides opportunity for annual cash bonuses based on two or more of the following weighted performance components:
(1) overall corporate performance for a given year, adjusted to net out extraordinary, non-recurring gains or losses and then compared against corporate performance targets for the year (this component is weighted four-fifths for named executive officer participants such as the CEO with corporate-wide responsibilities and three-fifths for those named executive officers with specific unit responsibilities); (2) operating unit performance for a given year measured against operating unit income, sales and AMP value added (AVA) targets for the year; and (3) individual performance for a given year measured against individual performance objectives for such year (this component is weighted one-fifth for named executive officer participants such as the CEO with corporate-wide responsibilities and two-fifths for those named executive officers with specific unit responsibilities). The corporate performance component of the annual cash bonus of Management Incentive Plan participants below the level of the named executive officers and the two regional presidents not included in the named executive officers group is based on attainment of global revenue, operating income, and AVA targets; with respect to the named executive officers and the two additional regional presidents, however, the corporate performance component is based on attainment of an earnings per share
(EPS) target. The Committee sets the EPS target for the year at the start of each year, with the review of the Board of Directors, and also sets the individual performance objectives of the Chairman and the CEO. The EPS target for 1996 was $2.40 and the actual EPS performance (adjusted for plan purposes) was $1.89. In keeping with the pay-for-performance design and intent of the Management Incentive Plan, this 1996 EPS performance resulted in no bonus being paid for 1996 under the Management Incentive Plan's corporate performance component to the named executive officers and the two additional regional presidents. All other participants received a minimal corporate performance component bonus based on global revenue performance against the 1996 targets. The unit and individual performance targets for 1996 and the actual unit and individual performance results for 1996 necessarily varied widely between units and individuals. In addition to setting the EPS target, the Committee assigns to each participant under the Management Incentive Plan minimum, target and maximum bonus percentages, which vary from participant to participant to reflect competitive practice and the scope of the participant's responsibility. Actual corporate and unit performance between 90% and 120% of the target performance levels results in a bonus calculation that ranges between the participant's assigned minimum and maximum bonus percentages.

     In granting long-term incentive awards during 1996, the Committee gave considerable weight to the annual long-term incentive award levels and practices of a diverse range of over 350 major companies that participated in the Towers Perrin survey of long-term incentive compensation practices. Of the 16 companies comprising the Peer Group Index in the Performance Graph on pages 20-21 of this Proxy Statement, 6 were included in this Towers Perrin survey. The Corporation's long-term incentive award levels for 1996 were generally set at between the 50th and the 75th percentile of the award levels reflected in the Towers Perrin survey.

     Long-term incentive compensation awards in the form of performance restricted shares and stock options were made by the Committee in 1996 under the 1993 Long-Term Equity Incentive Plan. Seven individuals, including the five named executive officers, received a 1996 long-term incentive award that was split so that approximately 50% of the value of the 1996 award was provided in the form of performance restricted shares, with the balance provided in the form of stock options. All other recipients of a 1996 long-term incentive award received 100% of the award in the form of stock options.

     The performance restricted shares granted in 1996 will be forfeited at the end of 1998 if the Corporation fails to attain for the three-year period from January 1, 1996 through December 31, 1998 a minimum average annual level of return on equity (ROE) that was set by the Committee at the beginning of 1996. For this purpose, the Corporation's annual ROE result for each of the three years will be separately determined, totaled, and divided by three to determine the average annual ROE. If the average annual ROE over the three-year period is at least equal to this minimum level, then the extent to which the performance restricted shares granted in 1996 will become vested at the end of 1998 will be determined by the Corporation's average annual earnings growth rate over the same three-year period. A target level of average annual earnings growth over the three-year period was set by the Committee at the beginning of 1996, and average annual earnings growth between 0% and this target level will result in vesting of the performance restricted shares that ranges proportionately from 0% to 100%. The Committee also set a super-target level of average annual earnings growth at the beginning of 1996, and average annual earnings growth between the target level and the super-target level will result in vesting of the performance restricted shares that ranges proportionately from 100% to 200%. Performance restricted shares that are forfeited at the end of 1998 either because of the Corporation's failure to attain the minimum average annual ROE level or to attain the target level of average annual earnings growth will be canceled and revert to the Corporation.

     In general, the stock options granted in 1996 vest on the third anniversary of the grant date, are exercisable thereafter until the tenth anniversary of the award date, and have an exercise price equal to the award date fair market value of a share of the Corporation's Common Stock.

     In 1995, with the review and approval of the Committee, the Corporation implemented formal share ownership guidelines applicable to its key executives. By the end of a phase-in period, the guidelines require that the Chairman and the CEO each own real or phantom shares of Corporation Common Stock with a value of at least four times annual base salary. The guideline applicable to the other named executive officers is ownership of shares with a value of at least three times annual base salary. The primary intent of these guidelines is to significantly increase the extent to which the personal wealth of the Corporation's executives is directly linked to the performance of the Corporation's Common Stock, thereby materially expanding the community of interest between the executives and the Corporation's shareholders.

     Section 162(m) of the Internal Revenue Code imposes a $1,000,000 per year per named executive officer limitation on the amount of non-performance based compensation that can be paid and deducted by the Corporation. The Corporation's policy with respect to this limitation is to maximize the deductibility of all compensation paid to each named executive officer by (1) delivering compensation to named executive officers that to a substantial extent meets the Code Section 162(m) definition of performance-based compensation and (2) affording the named executive officers the opportunity to defer receipt of compensation to years after their retirement. In furtherance of this policy, the Corporation's Management Incentive Plan, under which the named executive officers have an opportunity to earn an annual cash bonus, and the 1993 Long-Term Equity Incentive Plan, under which the named executive officers receive long-term incentive compensation awards, have been designed and are administered so that all or a significant portion of the compensation received pursuant to such plans will qualify as performance-based compensation within the meaning of Section 162(m). In addition, the Corporation has implemented a Deferred Compensation Plan under which the named executive officers may defer receipt of up to 25% of annual base salary and up to 100% of annual cash bonus amounts. All compensation paid to the named executive officers in 1996 was deductible and it is anticipated that all compensation to be paid to named executive officers in 1997 will be deductible.


                         1996 CEO Compensation

     Effective January 1, 1996, Mr. Hudson's base salary rate per annum was adjusted to $810,000, representing an increase of $110,000 over his 1995 base salary rate. In adjusting Mr. Hudson's salary, the Committee considered the Corporation's favorable growth and performance in 1995, Mr. Hudson's individual performance since his prior increase, his competency, skill and experience, and salary range survey data relating to his counterparts at comparably-sized companies in the electrical/electronic industry and industry in general. The salary level of $810,000 set for Mr. Hudson for 1996 brought his salary to the median annual salary that was paid in 1995 to CEOs of comparably-sized companies in the electrical/electronics industry and industry in general. For 1997, the Committee made no adjustment to Mr. Hudson's base salary rate, retaining it at its 1996 level.

     Mr. Hudson's assigned minimum, target, and maximum bonus percentages under the Management Incentive Plan for 1996 were 10%, 65% and 100%, respectively. Accordingly, Mr. Hudson had the potential to earn an annual bonus of up to 100% of base annual salary if the Corporation were to attain 120% or more of the $2.40 EPS target and Mr. Hudson were to fully accomplish his individual performance targets. In keeping with the pay-for-performance design and intent of the Management Incentive Plan, no 1996 Management Incentive Plan bonus was paid to Mr. Hudson.

     On July 23, 1996 Mr. Hudson was awarded 75,600 stock options (2,500 incentive stock options and 73,100 nonqualified stock options) under the 1993 Long-Term Equity Incentive Plan, all with an exercise price of $36.625. These options will first be exercisable July 23, 1999 and remain exercisable to July 23, 2006. On the same date, Mr. Hudson was also awarded 46,900 performance restricted shares of Common Stock of the Corporation under the 1993 Long-Term Equity Incentive Plan. These shares will either vest or be forfeited at the end of 1998 based on the Corporation's performance in 1996, 1997 and 1998 with respect to average annual return on equity and average annual earnings growth targets that were set by the Committee. In making these long-term incentive awards, the Committee's intent was to continue a practice begun in 1993, when the Corporation's first stock option plan became effective, of increasing the proportion of stock-based compensation in the total compensation package of the Corporation's senior executive officers, particularly the CEO, thereby further increasing the executives' community of interest with the Corporation's shareholders. The aggregate long-term incentive award levels set for Mr. Hudson in 1996 were at the 75th percentile of comparable long-term incentive award recipients reflected in Towers Perrin survey data relied upon by the Committee. Since the 1993 inception of the Long-Term Equity Incentive Plan, Mr. Hudson has been granted a total of 361,600 stock options and 71,900 performance restricted shares of Common Stock of the Corporation.

     In April, 1992, Mr. Hudson had been awarded 12,200 bonus units under the Corporation's former Stock Plus Cash Bonus Plan, with a designated value of $27.87 and an unspecified cash bonus percentage (not in excess of 50%) to cover Federal taxes on the payout. In April 1996, when the fair market value of a share of the Corporation's Common Stock had increased to $43.875, 4,066 of these 12,200 bonus units matured, resulting in a stock bonus payment to Mr. Hudson of 1,483 shares of Common Stock of the Corporation and a cash payment of $32,547.87. In making these payout calculations, the award date designated value of $27.87 per bonus unit was used to determine the spread in lieu of the alternative designated value defined under the Plan. The Plan's alternative designated value, which is based on earnings per share growth between the award date and the maturity date, is used in payout calculations whenever it would result in a greater stock bonus payout than would the award date designated value. (For an explanation of the alternative designated value, see footnote (1) to the Aggregated Option/SAR Exercises in 1996 and FY-End Option/SAR Values Table, on pages 15-16 of this Proxy Statement).


     The Compensation and Management Development Committee:

     Dexter F. Baker            Ralph D. DeNunzio, Chairman

     John C. Morley             Paul G. Schloemer


TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

     The Corporation has entered into agreements with the named executive officers to assure their unbiased counsel and continued dedication in the event of an unsolicited tender offer or other occurrence that may result in a change of control. The terms of the agreements provide that, in the event of a change of control, as previously defined on page 9 of this Proxy Statement, and the termination of the executive's employment at any time during the 2-year period thereafter, the executive will be paid a lump sum equal to a multiplier of 2 or 3 times the sum of his highest salary rate in effect during the 12 months prior to termination of employment and his highest annual bonus paid during the prior 3-year period, together with payment of an amount necessary to pay any excise tax, and any taxes thereon, due on the lump sum or other payment.

     Additionally, upon a change of control: i) all awards that the executive has received under any bonus plans he is participating in will be immediately vested and either paid or exercisable, as appropriate; ii) the executive will be paid in cash installments per the terms of the applicable contract for all restricted stock, if any, issued by contract; iii) he will be vested in deferred compensation matching amounts; and iv) he will receive continuation of any existing split dollar life insurance policy until the latter of the policy anniversary date following the executive's 65th birthday or the 15th anniversary of the policy. Upon a change of control and termination of the executive's employment within 2 years thereafter, the executive also shall be vested in all pension benefits based on the highest annual salary rate in effect during the 12 months prior to termination of employment with respect to the pension plan and, with respect to the pension restoration plan, the amount of compensation on which the lump sum severance payment described above is calculated, plus an additional accrual for 2 or 3 years; shall receive the conversion of the executive's group term life insurance policy, if any, to a fully paid permanent life insurance policy remaining in effect for 2 or 3 years at the Corporation's cost; and shall receive continuation of health, dental, and disability benefits until the latter of 2 or 3 years, attainment of the age or other condition at which the benefits discontinue according to the terms of the related plan, reduced to the extent of comparable benefits provided by a new employer without cost.

           CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1996 there were: a) no transactions between the Corporation and management, the Directors (and Nominees for director) or related third parties;
b) no business relationship between the Corporation and a Director or Nominee for director; and c) no indebtedness to the Corporation by management, the Directors (and Nominees for director) or related third parties or entities, that must be disclosed.

        SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Corporation's officers, directors, and persons owning more than ten percent of a registered class of the Corporation's equity securities to file reports of ownership and changes in ownership of all equity and derivative securities of the Corporation with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. The SEC regulations also require that a copy of all such
Section 16(a) forms filed must be furnished to the Corporation by the officers, directors and greater than ten percent shareholders.

     Based solely on a review of the copies of such forms and amendments thereto received by the Corporation, or written representations from the Corporation's officers and directors that no Forms 5 were required to be filed, the Corporation believes that during 1996 all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were met with the exception of reports covering two transactions that were filed late. Mr. Morley's Section 16(a) filings for 1995 inadvertently omitted 300 shares acquired and held by an investment group of which Mr. Morley holds a 1/26th interest. The investment group sold the 300 shares in 1996; this transaction also was inadvertently omitted from Mr. Morley's 1996 Section 16(a) filings. Late filings were made promptly upon discovery of the oversight.

                             PRINCIPAL SHAREHOLDERS

As of March 4, 1997, the only persons known to management to own beneficially more than 5% of the outstanding Common Stock of the Corporation are named below:
----------------------------------------------------------------------------
                       Name                 Amount
 Title of           and Address          and Nature of      Percent
  Class            of Beneficial           Beneficial       of Class
                       Owner               Ownership
----------------------------------------------------------------------------

Common Stock     FMR Corp.                16,424,348           7.5
                 82 Devonshire Street,
                 Boston, Massachusetts 02109

The nature of ownership is as follows:

     Sole Voting Powers...................   744,471
     Shared Voting Powers.................         0
     Sole Dispositive Powers..............16,424,348
     Shared Dispositive Powers............         0


                             INDEPENDENT ACCOUNTANTS

     The selection of Arthur Andersen LLP as the independent accountants for previous years has continued during the year 1997. Arthur Andersen LLP has no financial interest, direct or indirect, in the Corporation or any of its subsidiaries.

     A representative of Arthur Andersen LLP will attend the Annual Meeting with the opportunity to make a statement if he desires to do so and to answer questions that may be asked of him by the shareholders.


                           1998 SHAREHOLDER PROPOSALS

     Any shareholder, whether of record or a beneficial owner, desiring to submit a proposal for consideration to appear in the Corporation's 1998 Proxy Statement shall submit such proposal, typewritten or printed, addressed to the Corporate Secretary. Such proposal must identify the name and address of the shareholder, the number of the Corporation's shares held of record or beneficially, the dates upon which the shareholder acquired such shares and documentary support for a claim of beneficial ownership. The proposal should be sent Certified Mail - Return Receipt Requested to the attention of the Corporate Secretary, P.O. Box 3608, Mail Stop 176-48, Harrisburg, Pennsylvania 17105-3608 and must be received not later than November 14, 1997.

     In addition to the foregoing procedure for inclusion of a shareholder proposal in the Corporation's Proxy Statement, the Corporation will consider other items of business and nominations for election as director of the Corporation that are properly brought before the Annual Meeting by a shareholder. To be properly brought before the Annual Meeting, items of business must be appropriate subjects for shareholder consideration, timely notice thereof must be given in writing to the Corporate Secretary, and other applicable requirements must be met. In general, such notice is timely if it is received at the principal executive offices of the Corporation at least 30 days and not more than 60 days in advance of the date in the then-current year that corresponds to the date of the previous year's Annual Meeting. Alternative notice deadlines apply if the date of the Annual Meeting differs by more than 15 days from the date of the previous year's Annual Meeting. The Bylaws specify the information to be included in the shareholder's notice.

     Shareholders may either recommend nominations of director for consideration by the Nominating and Governance Committee in the process described on page 10 of this Proxy Statement, or directly nominate persons for election to the Board by complying with the notice provisions set forth in the Bylaws. In general, such notice is timely if it is received by the Corporate Secretary at least 60 days in advance of the date in the then-current year that corresponds to the date of the previous year's Annual Meeting. Alternative notice deadlines apply if the date of the Annual Meeting differs by more than 15 days from the date of the previous year's Annual Meeting or if the election is to be held at a special meeting of shareholders. The Bylaws specify the information to be included in the shareholder's notice of nomination.

     Interested shareholders can obtain full copies of the Bylaw provisions by making a written request therefor to the Corporate Secretary.


                           GENERAL AND OTHER MATTERS

     The Corporation knows of no matter that will be brought before the meeting other than the matters expressly mentioned in the Notice of Annual Meeting of Shareholders. However, if any further matters properly come before the meeting or any of its adjournments, the Proxy Committee will vote the shares of stock represented by the proxies in accordance with their best judgment on such matters. The Corporation will bear the expense of preparing, printing, and mailing this proxy material, as well as the cost of any required solicitation. In addition, the Corporation has retained Georgeson & Company Inc. to aid in the solicitation of proxies from brokers, banks and other nominees as well as institutional holders, at a fee of $8,500 plus expenses. The Corporation may also use regular employees, without additional compensation, to solicit proxies by personal solicitation, telephone or otherwise.

     You are urged to mark, sign and return your proxy promptly to make certain your shares will be voted at the meeting. For your convenience, a stamped self-addressed envelope is enclosed.

     The Annual Report of the Corporation for the year 1996, including financial statements, was mailed with this Proxy Statement. Such Annual Report is not incorporated in this Proxy Statement by reference, and is not deemed a part of the proxy soliciting material.

     UPON THE WRITTEN REQUEST OF ANY PERSON WHOSE PROXY IS SOLICITED HEREUNDER, THE CORPORATION WILL FURNISH WITHOUT CHARGE TO SUCH PERSON A COPY OF ITS ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, FOR THE CALENDAR YEAR 1996. SUCH WRITTEN REQUEST IS TO BE DIRECTED TO J. E. MARLEY, CHAIRMAN, P.O. BOX 3608, Mail Stop 176-40, HARRISBURG, PENNSYLVANIA 17105-3608.

Dated: March 14, 1997.

            (Recycled Symbol) Printed on Recycled Paper

APPENDIX
--------

 [front side of first proxy card]

PROXY

                   AMP INCORPORATED

     The undersigned hereby appoints W. J. Hudson, J. E. Marley and D. F. Henschel, and each of them, his or her proxy, with full power of substitution, to vote all stock of the undersigned at the ANNUAL MEETING OF THE SHAREHOLDERS OF THE CORPORATION TO BE HELD ON WEDNESDAY, APRIL 23, 1997, AT 10:30 a.m., LOCAL TIME, at the AMP Global Executive Leadership Center, 411 South Fortieth Street, Harrisburg, Pennsylvania, and at any adjournment or adjournments thereof, hereby revoking any proxy previously given and ratifying all that said proxy or proxies may do pursuant hereto. Shares not held in Plan accounts will be voted as directed on the reverse side of this Proxy card; if no direction is made, the shares will be voted in accordance with the recommendations of your Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

     For those participants who hold accounts with Common Stock through the AMP Incorporated Employee Savings and Thrift Plan -- 401(k) ("401(k)"), the MERIT Plan of Benefits of M/A-COM, Inc. ("MERIT"), and the M/A-COM, Inc. Employee Stock Ownership Plan ("ESOP"): The undersigned instructs the applicable Trustee(s) under the Plans to vote all shares or fractions of shares credited to the undersigned's account as of the latest available processing date on or before March 4, 1997 as directed on the reverse side of this Proxy card. Those shares in 401(k) accounts for which no directions are received will be voted by the Trustee in its sole and absolute discretion. Those shares in MERIT and ESOP accounts for which no directions are received will be voted by the Trustee(s) in the proportion established by all directions received from the other participants in the applicable Plan.

     If you have Common Stock held directly and under one or more of the Plans, the voting directions on the reverse side of this proxy card will apply to your combined shares.

                  (Continued and to be signed on reverse side)

[example of reverse side of first proxy card]
 ----------------------------------
|                                  |
|                                  |
|                                  |
|   (1)                 (2)        |
|                                  |
|                                  |
|                                  |
|           (3)                    |
|----------------------------------|

[part (1) information is as follows:]

      ---------   ---------
       Common       D.R.S.

   YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE
   "FOR ALL NOMINEES" IN ITEM 1.

Item 1--Election of the following            For all     Withheld
        Nominees as Directors:               Nominees    for all
        D. F. Baker, R. D. DeNunzio,                     Nominees
        B. H. Franklin, J. M. Hixon,
        W. J. Hudson, J. M. Magliochetti
        J. E. Marley, H. A. McInnes,
        J. J. Meyer, J. C. Morley,
        P. G. Schloemer and T. Shiina

Withheld for the following only (Write the name
of the Nominee(s) in the space below)
-----------------------------------------------------------

[part (2) information is as follows:]

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting dated March 14, 1997.

The shares represented by this proxy will be voted as directed by the shareholder. Abstentions are not counted as votes cast with respect to Item 1.

     YES
    [ ] I PLAN TO ATTEND THE ANNUAL MEETING -- please send me an admission card.

[part (3) information is as follows:]

Signature(s)______________________ Date_______________

NOTE: Please date and sign exactly as name appears hereon. Each joint owner should sign. When signing as attorney, executor, trustee, guardian or corporate officer, please give full title as such. Corporations should indicate full corporate name and have a duly authorized officer sign.


                   ADMISSION CARD

          The shareholder bearing this ticket
           is entitled to attend the Annual
                Meeting of Shareholders of
                   AMP Incorporated


                        DATE:
             Wednesday, April 23, 1997


                        TIME:
                     10:30 A.M.

                      LOCATION:

          Global Executive Leadership Center
               411 South Fortieth Street
               Harrisburg, Pennsylvania